Exhibit 99

ViacomCBS Appoints Naveen Chopra as Executive Vice President, Chief Financial Officer

NEW YORK, NY, July 1, 2020 – ViacomCBS Inc. (NASDAQ: VIACA, VIAC) (“ViacomCBS” or the “Company”) today announced that Naveen Chopra has been appointed Executive Vice President, Chief Financial Officer, effective August 10, 2020. He succeeds Christina Spade, who will transition into an advisory role after the Company’s second quarter earnings call.

Chopra joins ViacomCBS from Amazon, where he served as Chief Financial Officer of Amazon’s Devices and Services business. In his new role, Chopra will be responsible for ViacomCBS’s financial operations, including treasury, tax, accounting, investor relations, information security and real estate, as well as global corporate development and strategy. Chopra will report to Bob Bakish, President and CEO of ViacomCBS.

“Naveen is a talented leader who combines financial, strategic and operational expertise with hands-on experience growing innovative, consumer-focused businesses across the media and tech sector,” said Bakish. “His experience scaling and driving the financial strategies for growth businesses – including free ad-supported and subscription streaming, as well as with digital devices and services – will be instrumental as we continue to unlock the value of our assets.”

Bakish added, “I am grateful to Chris for her many contributions to ViacomCBS, including her two decades at Showtime and CBS and the pivotal role she played in the integration of CBS and Viacom. I want to extend my deepest thanks to her for her leadership and counsel, and for helping to ensure a smooth transition.”

“I am thrilled to join ViacomCBS at this exciting time,” said Chopra. “Since its merger, the company has gained strong momentum amidst a rapidly evolving landscape by leveraging its subscription and advertising businesses, diverse distribution channels, formidable library and strong content pipeline. I look forward to working closely with Bob and the team to apply my experiences across consumer products and services, streaming and digital advertising to help write the next chapter of this amazing company.”
Chopra is a veteran executive with more than 20 years of experience in media and technology, including nearly eight years as the Chief Financial Officer of consumer-facing businesses. As the Chief Financial Officer of Amazon’s Devices and Services business he oversaw financial operations for some of Amazon’s fastest growing and most strategic consumer businesses, including Alexa, Echo, Fire TV, Ring, Kindle and the Amazon Appstore.

Previously, Chopra spent two years as Chief Financial Officer of Pandora, the largest audio streaming service in the United States, where he led a significant turnaround of the company and served, for a period, as Interim Chief Executive Officer. During his tenure, the company launched its Pandora Premium subscription service, which grew subscription revenue by more than 60 percent and restored growth in its core advertising businesses. Chopra was also responsible for music licensing and business development efforts at Pandora where he negotiated numerous complex agreements that helped accelerate growth and enable valuable features for consumers. Prior to that, he served in a number of senior positions at TiVo, including four years as Chief Financial Officer and a period as Interim Chief Executive Officer. At TiVo, he led core strategy initiatives and restructuring efforts that culminated in the company’s sale in 2016 to Rovi Corporation. Chopra also spent six years on the board of directors at Vonage Holdings, a multi-billion-dollar cloud-communications company and is a member of the board of KQED San Francisco, one of the nation’s largest public media organizations. Earlier in his career, Chopra held business development roles at both large enterprises like Microsoft and Hewlett-Packard and early-stage venture-backed companies, including WebTV, Ofoto, and Rearden Steel. He holds a bachelor’s degree in Computer Science and a Master of Business Administration degree, both from Stanford University.

During her tenure at ViacomCBS and in her prior role as Executive Vice President and Chief Financial Officer of CBS Corporation, Spade played a key role in steering the integration of CBS and Viacom, as well as established a unified and aligned Finance organization. In addition, in recent months she has helped to lead ViacomCBS through the COVID-19 pandemic, strengthening the Company’s balance sheet to ensure it is well positioned to continue navigating the current economic environment.

Previously, she served for six years as Executive Vice President, Chief Financial Officer and Strategy for Showtime Networks, where she stewarded the implementation of key financial operational and reporting systems and helped scale Showtime’s streaming platform at its launch in July 2015.

About ViacomCBS

ViacomCBS (NASDAQ: VIAC, VIACA) is a leading global media and entertainment company that creates premium content and experiences for audiences worldwide. Driven by iconic consumer brands, its portfolio includes CBS, Showtime Networks, Paramount Pictures, Nickelodeon, MTV, Comedy Central, BET, CBS All Access, Pluto TV and Simon & Schuster, among others. The company delivers the largest share of the US television audience and boasts one of the industry’s most important and extensive libraries of TV and film titles. In addition to offering innovative streaming services and digital video products, ViacomCBS provides powerful capabilities in production, distribution and advertising solutions for partners on five continents.

For more information about ViacomCBS, please visit www.viacomcbs.com and follow @ViacomCBS on social platforms.

Press:
Justin Dini
Executive Vice President, Corporate Communications
(212) 846-2724
justin.dini@viacbs.com

Investors:

Anthony DiClemente
Executive Vice President, Investor Relations
(212) 846-5208
anthony.diclemente@viacbs.com

Jaime Morris
Vice President, Investor Relations
(212) 846-5237
jaime.morris@viacbs.com

VIAC-IR

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